Exhibit 5.1

Squire Sanders (US) LLP
1 E. Washington St., Suite 2700 Phoenix, AZ 85004
Office:	+1.602.528.4000
Fax:	+1.602.253.8129

July 18, 2012

Abtech Holdings, Inc.

4110 N. Scottsdale Road, Suite 235

Scottsdale, Arizona 85251

Re:           Exhibit 5.1 to Registration Statement on Form S-l

Ladies and Gentlemen:

We have acted as special counsel to Abtech Holdings, Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance and sale of up to 16,335,245 shares of the Company's common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-l under the Securities Act of 1933 (as amended, the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2012 (Registration No. 333-180721) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada General Corporation Law (the “NGCL”), including reported judicial decisions, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid, and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares as provided in the NGCL.

Abtech Holdings, Inc.

July 18, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

SQUIRE SANDERS (US) LLP